Exhibit 99.7

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Constellation Energy Group, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Constellation Energy Group, Inc. and FPL Group, Inc., which is part of the Registration Statement, of our opinion dated December 18, 2005 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Chapter One The Introduction—Summary of the Proposed Merger—Opinions of Constellation’s Financial Advisors”, “Chapter Three The Proposed Merger—Background of the Merger”, “—Constellation’s Reasons for the Merger; Recommendation of the Constellation Board of Directors” and “—Opinions of Constellation’s Financial Advisors”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Daniel B. More
Daniel B. More Managing Director

New York, New York

August 23, 2006